EXHIBIT 4.11

PREFERRED SHIP MORTGAGE
ON THE WHOLE OF THE BELLE OF ORLEANS

(U.S.C.G. Official Number 1033140)

Maximum Principal Amount of $240,000,000

BELLE OF ORLEANS, L.L.C.
c/o Peninsula Gaming Partners, LLC
600 Star Brewery Dr., Ste. 110
Dubuque, Iowa  52001
Attn:  Natalie Schramm

Owner and Mortgagor

In Favor of

U.S. BANK NATIONAL ASSOCIATION, as Collateral Agent
60 Livingston Avenue
St. Paul, Minnesota 55107
Attn:  Corporate Trust Department

Collateral Agent

Dated as of October 29, 2009

Total Amount and Discharge Amount:  $240,000,000 (or such lesser amount of principal as shall have been advanced and remain outstanding) Together With Interest, Premium, if any, Liquidated Damages, if any, Expenses, Fees and Performance of Mortgage Covenants

PREFERRED SHIP MORTGAGE

BY:           BELLE OF ORLEANS, L.L.C.

IN FAVOR OF:        U.S. BANK NATIONAL ASSOCIATION, as Collateral Agent

BE IT KNOWN, that on the 29th day of October, 2009, before me, the undersigned Notary Public, duly commissioned and qualified in and for the State of Iowa and the County of Dubuque, and in the presence of the undersigned competent witnesses, personally came and appeared:

BELLE OF ORLEANS, L.L.C., a Louisiana limited liability company, whose mailing address is c/o Peninsula Gaming Partners, LLC, 600 Star Brewery Dr., Ste. 110, Dubuque, Iowa  52001, Attn: Natalie Schramm, appearing herein through its duly authorized representative pursuant to a resolution of its sole member (the “Mortgagor”).

WHO AFTER BEING DULY SWORN DECLARED AS FOLLOWS:

This PREFERRED SHIP MORTGAGE (as same may be amended, replaced or supplemented from time to time hereafter, this "Mortgage") on the whole of the Vessel (as defined below), which is dated as of October __, 2009, is provided, made and granted by the Mortgagor, in favor of U.S. Bank National Association, as trustee and collateral agent (the “Collateral Agent”) under the Indenture dated as of August 6, 2009 (the “Indenture”) among Peninsula Gaming, LLC, a Delaware limited liability company (“PGL”), Peninsula Gaming Corp., a Delaware corporation (“PGC” and, together with PGL, the “Issuers”), the Mortgagor, each other Subsidiary Guarantor (as defined therein) party thereto, and U.S. Bank National Association, as Trustee and Collateral Agent. Capitalized terms not otherwise defined herein shall have the meaning set forth for such terms in the Indenture.

RECITALS

WHEREAS, the Mortgagor is the sole owner of the whole of the vessel, BELLE OF ORLEANS, Official Number 1033140, having its hailing port as New Orleans, Louisiana (together will all appurtenances thereto as described in Granting Clause (vii) below, the “Vessel”), and the Vessel is documented under the laws and flag of the United States;

WHEREAS, pursuant to the Indenture the Issuers have issued their 8.375% Senior Secured Notes (together with any additional notes or notes issued in exchange therefor or such additional notes thereof as provided in the Indenture and as the same may be amended or supplemented from time to time hereafter, the “Notes”) in the initial aggregate principal amount of $240,000,000, subject to increase as provided in the Indenture and maturing on August 15, 2015;

 WHEREAS, the Mortgagor has executed a Supplemental Indenture to, and a Subsidiary Guaranty under, the Indenture and has guaranteed the obligations of the Issuers and the Subsidiary Guarantors under the Indenture;

WHEREAS, the Indenture provides that to secure performance by the Mortgagor of its obligations under the Indenture, including the guarantee of payment of the Notes, the Mortgagor will execute and deliver this Mortgage to the Collateral Agent.  The Indenture, the Supplemental Indenture, this Mortgage, the Security Documents and any other document referred to in or made with reference to the Notes are hereby incorporated by reference, and are sometimes collectively referred to as “Transaction Documents.”

WHEREAS, in order to secure the Secured Obligations (as defined below), the Mortgagor has duly authorized the execution and delivery of this Preferred Ship Mortgage under and pursuant to the Commercial Instruments and Maritime Liens Act, Chapter 313 of Subtitle 111 of Title 46 U.S.C. § 31301 et seq. (as the same may from time to time be amended hereafter, or any reenactment or recodification thereof, the “Ship Mortgage Act”).

WHEREAS, for purposes of this Mortgage and in order to comply with Section 31321(b)(3) of the Ship Mortgage Act, the parties to this Mortgage hereby declare that the maximum amount of indebtedness that is now or will in the future be owed under the Secured Obligations at any one time is $240,000,000, plus interest, premium, if any, Liquidated Damages, if any, expenses and fees incurred by the Collateral Agent and performance of the covenants of this Mortgage and the Transaction Documents.

WHEREAS, the interest of the Mortgagor in the Vessel and the interest mortgaged by this Mortgage is that of one-hundred percent (100%) absolute and sole ownership.

GRANTING CLAUSES

NOW, THEREFORE, in consideration of ten dollars and other good and valuable consideration, the receipt of and sufficiency of which are hereby acknowledged, and to secure

(i) the Mortgagor’s guarantee of payment when due of indebtedness evidenced by the Notes in the maximum principal sum of $240,000,000 payable to the order of the Holders, bearing interest as set forth in the Indenture and maturing on August 15, 2015, such date being the “Maturity Date,” including, without limitation, all accrued and unpaid interest thereon, and premiums and penalties, if any, thereon, including late payment charges and Additional Interest (as defined in Section 4.02 hereof),

(ii) the Mortgagor’s guarantee of payment if and when due of all amounts due in connection with a Change of Control Offer or an Excess Proceeds Offer, in each case, in an amount not to exceed such amount calculated in accordance with Section 4.15 and 4.13, respectively, of the Indenture, in either case together with interest thereon as set forth in the Indenture, and premiums and Liquidated Damages, if any, thereon,

(iii) all other sums that may or shall become due hereunder, in connection with the Notes or under the other Transaction Documents, including the costs and expenses of enforcing any provision of any of the foregoing documents or any extensions or modifications of the Notes or any substitutions therefor,

(iv) the reimbursement to the Collateral Agent of all monies which may be advanced as herein provided and of any and all costs and expenses (including reasonable attorneys’ fees and expenses) incurred or paid on account of any litigation at law or in equity that may arise in respect of this Mortgage or the obligations secured hereby,

(v) the payment by the Mortgagor to the Collateral Agent of all sums, if any, as may be duly expended or advanced by the Collateral Agent in the performance of any obligation of the Mortgagor as provided hereunder,

(vi) the payment of any and all other indebtedness that this Mortgage by its terms secures; and

(vii)  the performance and observance of the covenants, agreements and obligations of the Mortgagor contained herein and in the other Transaction Documents (all obligations and sums included in the foregoing clauses (i), (ii), (iii), (iv), (v) and (vi) being hereinafter collectively referred to as the “Secured Obligations”), and in order to charge the Vessel with such performance and with such payments, the Mortgagor does hereby GRANT, CONVEY, MORTGAGE, PLEDGE, CONFIRM, ASSIGN, TRANSFER AND SET OVER, AND BY THESE PRESENTS DOES HEREBY GRANT, CONVEY, MORTGAGE, PLEDGE, CONFIRM, ASSIGN, TRANSFER AND SET OVER unto the Collateral Agent and its successors and assigns, for the benefit of itself, the Trustee and the Holders (collectively, the “Secured Parties”), the WHOLE of the Vessel, together, to the extent that such items may exist from time to time, with all of its boilers, engines, machinery, masts, spars, boats, cables, motors, tools, anchors, chains, booms, cranes, rigs, pumps, pipe, tanks, tackle, apparel, furniture, fixtures, rigging, supplies, fittings and machinery equipment including, but not limited to, communication systems, visual and electronic surveillance systems and transportation systems, tools, utensils, food and beverage, liquor, uniforms, linens, housekeeping and maintenance supplies, fuel, and any other electronic equipment of every nature used in connection with the operation of such vessel, all machinery, equipment, engines, appliances and fixtures for generating or distributing air, water, heat, electricity, light, fuel or refrigeration, or for ventilating or sanitary purposes, or for the exclusion of vermin or insects, or safes, built-in furniture and installations, shelving, lockers, partitions, door stops, vaults, motors, elevators, dumb-waiters, hoses and brackets and boxes for the same, fire sprinklers, alarm, surveillance and security systems, computers, drapes, drapery rods and brackets, mirrors, mantles, screens, linoleum, carpets and carpeting, plumbing, bathtubs, sinks, basins, pipes, faucets, water closets, laundry equipment, washers, dryers, iceboxes and heating units, all kitchen and restaurant equipment, utensils, stoves, refrigerators, ovens, ranges, dishwashers, disposals, water heaters, incinerators, furniture, fixtures and furnishings, all cocktail lounge supplies, including, but not limited to, bars, glassware, bottles and tables used in connection with such Vessel, beauty and barber equipment, and maintenance supplies used in connection with such Vessel, all specifically designed installations and furnishings and all furniture, furnishings and personal property of every nature whatsoever now or hereafter owned by Mortgagor or in which Mortgagor has any rights or interest in and located in or on, or attached to, or used or intended to be used or which are now or may hereafter be appropriated for use on or in connection with the operation of such Vessel or in connection with any construction being conducted or which may be conducted thereon, and all extensions, additions, accessions, improvements, betterments, renewals, substitutions and replacement to any of the foregoing, all of which (to the fullest extent permitted by law) shall be conclusively deemed appurtenances to such vessel, and all other appurtenances to such Vessel appertaining or belonging, whether now owned or hereafter acquired, whether on board or not, and all additions, improvements and replacements hereafter made in or to such Vessel, or any part thereof, or in or to her equipment and appurtenances.  Notwithstanding anything to the contrary in this Mortgage, the Secured Obligations shall not be secured by any Excluded Asset.

TO HAVE AND TO HOLD the Vessel, the rights and privileges hereby conveyed or assigned, or intended so to be, unto Collateral Agent and its successors and assigns, for the benefit of the Secured Parties, forever for the uses and purposes and subject to the terms and conditions herein set forth.

SUBJECT, HOWEVER,   to Permitted Liens, including the superior lien on the Vessel in favor of Wells Fargo Foothill, Inc., as agent (“Superior Lien Creditor Agent”), which lien is superior to the lien created by this Mortgage pursuant to that certain Intercreditor Agreement by and between Superior Lien Creditor Agent and Collateral Agent, dated August 6, 2009 (the “Intercreditor Agreement”), liens for the wages of the crew, general average, salvage and any other lien arising by operation of law and in the normal course of business and not as a result of any delay or omission by Mortgagor (collectively, the “Permitted Maritime Liens”).

PROVIDED NEVERTHELESS, (a) should Issuers or any of their successors or assigns pay and perform all of the Secured Obligations in accordance with the terms hereof and of the other Transaction Documents and shall perform and observe all of the agreements, covenants and provisions contained herein and in the other Transaction Documents, or (b) a “Legal Defeasance,” a “Covenant Defeasance” or a satisfaction and discharge of the Indenture shall have occurred in accordance with Article VIII thereof, this Mortgage and the estate and rights hereby granted shall cease to be binding and be void, otherwise to remain in full force and effect.  Nothing herein shall be deemed or construed to subject to the security hereof any property other than the whole of the Vessel as defined herein and as the term “vessel” is used in the Ship Mortgage Act.

The Mortgagor FURTHER agrees as follows:

ARTICLE I.

COVENANTS

Section 1.01 Performance of Obligations.  The Mortgagor shall pay and perform the Secured Obligations.  Time is of the essence hereof.

Section 1.02 Further Assurances.  The Mortgagor shall sign and deliver and cause to be recorded any further mortgages, instruments of further assurance, certificates and other documents as are reasonably necessary in order to perform, perfect, continue, and preserve the obligations of the Mortgagor under the Transaction Documents.  The Mortgagor further agrees to pay to Collateral Agent, upon demand, all costs and expenses incurred by Collateral Agent in connection with the preparation, execution, recording, filing and refiling of any such documents, including attorneys’ fees that are reasonable.

Section 1.03 Operation and Maintenance; Compliance with Laws.  The Mortgagor shall cause the Vessel to be maintained in good working order and condition, ordinary wear and tear excepted, and the Mortgagor shall make all necessary repairs, renewals, replacements, additions, betterments and improvements thereto, as shall be reasonably necessary for the proper conduct of the business of the Mortgagor.  The Mortgagor shall comply or cause compliance with all material laws, ordinances and regulations of any governmental authority having jurisdiction over the Vessel or the manner of using or operating the same.  The Mortgagor will not cause or permit the Vessel to be operated in any manner contrary to law and the Mortgagor will not engage in any unlawful act or violate any law or expose the Vessel to penalty, forfeiture or capture, and will not do or suffer or permit to be done, anything which can or may injuriously affect the documentation of the Vessel under the laws and regulations of the United States of America and will at all times keep the Vessel duly documented thereunder.  Mortgagor will never operate the Vessel outside the navigation limits of the insurance carried pursuant to Section 1.06 of this Mortgage.

Section 1.04 Liens.  This Mortgage is and shall be maintained by the Mortgagor as a valid second mortgage lien and second security interest in the Vessel, subject only to the Permitted Maritime Liens.  Except as otherwise provided in the Indenture, the Mortgagor shall not, directly or indirectly, create or suffer, or permit to be created or suffered, against the Vessel or any part thereof, and the Mortgagor will promptly discharge any Lien that may affect the Vessel or any part thereof, or any interest therein, except the Permitted Maritime Liens.  If any Lien not permitted hereunder is filed, the Mortgagor will cause the same to be discharged promptly by payment or bonding or otherwise as may be customary for vessels operated in the State of Louisiana in the manner in which the Vessel is operated and will exhibit to Collateral Agent evidence of payment, discharge, bonding or other disposition.

Section 1.05 Copy of Mortgage. The Mortgagor will place, and at all times, will retain a properly certified copy of the Mortgage on board the Vessel with her papers and will cause such certified copy and the Vessel's Certificate of Documentation to be exhibited to (i) any and all persons having business therewith which might give rise to any Lien thereon other than Permitted Encumbrances and (ii) to any representative of the Collateral Agent; and will place and keep prominently displayed a framed printed notice in plain type reading as follows:

NOTICE OF MORTGAGE
This Vessel is owned by Belle of Orleans, L.L.C., a Louisiana limited liability company ("Mortgagor"), and is covered by a Second Preferred Ship Mortgage under 46 U.S.C.  Section 31301, et seq., in favor of U.S. Bank National Association, a nationally chartered banking association, as collateral agent for certain noteholders, to secure payment of indebtedness.  Under the terms of said Preferred Ship Mortgage, neither the Mortgagor, any charterer, the master of this Vessel, nor any other person has any right, power or authority to create, incur or permit to be imposed upon this Vessel any Lien whatsoever other than Permitted Maritime Liens (as defined in such Preferred Ship Mortgage).

Section 1.06 Insurance.    The Company shall maintain insurance on the Vessel as specified in Section 4.18 of the Indenture.

Section 1.07 Books and Records; Financial Information.  The Mortgagor shall (i) keep complete and accurate books and records with respect to the Vessel; (ii) permit Collateral Agent to inspect such books and records during normal business hours and make copies thereof at Mortgagor’s expense; and (iii) provide Collateral Agent such information as is reasonably requested by Collateral Agent.

Section 1.08 Mortgage, Sale, Lease of the Vessel.

(a) The Mortgagor will not, now or in the future, mortgage, pledge or encumber or place any Lien or encumbrance (or permit the same to exist) on the Vessel, or any part thereof, without the prior written consent of Collateral Agent, except for Permitted Maritime Liens (including Liens that are replacements of Permitted Maritime Liens to the extent that the original Indebtedness is refinanced, renewed, or extended in accordance with the Indenture).

(b) The Mortgagor shall not sell, convey, transfer, charter or otherwise alienate in any manner, whether directly or indirectly, any right, title or interest in the Vessel, or any part thereof, without obtaining in each such instance the prior written consent of Collateral Agent, such consent not to be unreasonably withheld, except to the extent not prohibited under the Indenture.

Section 1.09 Maintenance of Vessel.  The Mortgagor agrees:

(a) The Mortgagor will at all times and without cost or expense to the Collateral Agent maintain and preserve, or cause to be maintained and preserved, the Vessel in good running order and repair, so that the Vessel shall be, insofar as due diligence can make her so, tight, staunch, strong and well and sufficiently tackled, appareled, furnished, equipped and in every respect seaworthy and in compliance with all applicable United States Coast Guard requirements.

(b) The Collateral Agent shall have the right at any time, on reasonable notice, to inspect or survey the Vessel to ascertain its condition and to satisfy itself that the Vessel is being properly repaired and maintained, and the Mortgagor shall cause to be made all such repairs, without expense to the Collateral Agent, as such inspection or survey may show to be required.  The Mortgagor shall also permit the Collateral Agent to inspect the Vessel's logs whenever requested, on reasonable notice, and shall furnish the Collateral Agent with full information regarding any material casualties or other accidents or damage to the Vessel.

(c) The Vessel shall, and the Mortgagor covenants that she will, at all times comply with all applicable laws, treaties and conventions of the United States, and rules and regulations issued thereunder, and shall have on board as and when required thereby valid certificates showing compliance therewith.

(d) The Mortgagor will not make, or permit to be made, any substantial change in the structure, type or speed of the Vessel or change in her rig if such change would substantially impair the Mortgagor’s ability to conduct a gaming business on the Vessel.

Section 1.10 Access to Vessel.  The Mortgagor will permit the Collateral Agent or any agents or representatives thereof from time to time, upon prior reasonable notice, full and complete access to the Vessel for the purpose of inspecting the Vessel and her papers and, at the reasonable request of the Collateral Agent, the Mortgagor will deliver for inspection copies of any and all contracts and documents relating to the Vessel, whether on board or not.

Section 1.11 Flag of Vessel.  The Mortgagor will not transfer or change the flag of the Vessel unless and until, upon thirty (30) days' prior written notice to the Collateral Agent, all filings, recordations or other actions necessary to perfect and protect the Lien created by this Mortgage and to enable the Collateral Agent to exercise and enforce its rights and remedies hereunder with respect to the Vessel after giving effect to such transfer or change of flag shall have been completed (including, without limitation, opinions of counsel as to the perfected status of the Collateral Agent after giving effect to such transfer or change of flag).

ARTICLE II.

REPRESENTATIONS AND WARRANTIES

The Mortgagor makes the following representations and warranties:

Section 2.01 Existence and Powers. The Mortgagor is a limited liability company duly created and validly existing and in good standing under the laws of the State of Louisiana.  The Mortgagor has the power to own its property and to carry on its business and to execute and perform the Transaction Documents.  The Mortgagor has obtained all material licenses and permits necessary to conduct its business in the manner presently conducted.   The Mortgagor is and will remain a citizen of the United States of America within the meaning of 46 U.S.C. § 50501, or its successor statutes, entitled to own and document the Vessel under the laws of the United States of America and operate the Vessel in the coastwise trade.

Section 2.02 Ownership, Liens, Compliance with Laws.  The Mortgagor lawfully owns the whole of and is lawfully possessed of the Vessel free from any Lien, encumbrances or taxes whatsoever (other than any encumbrance or tax contested by the Mortgagor in good faith and with respect to which a reserve is established to the extent required under GAAP), except for Permitted Maritime Liens.  All applicable zoning and environmental, fire, safety or health laws, ordinances and regulations affecting the Vessel permit the current use and occupancy thereof, and the Mortgagor has obtained all necessary and material consents, permits and licenses required for such use.  The Mortgagor will comply with and satisfy all applicable formalities and provisions of the laws and regulations of the United States of America and the laws of the State of Louisiana in order to perfect, establish and maintain this Mortgage, and any supplement or amendment hereto.

Section 2.03 Authority, Consents.  The execution, delivery and performance of the Transaction Documents have been duly authorized by all necessary action of the Mortgagor.  Except for consents and approvals previously obtained, no consent or approval of, or exemption by, any person or entity, governmental or private, is required to authorize the execution, delivery and performance of the Transaction Documents or the validity thereof.

Section 2.04 Binding Agreement.  The Transaction Documents are the valid and legally binding obligations of the Mortgagor enforceable against the Mortgagor in accordance with their respective terms, except to the extent limited by equitable principles or bankruptcy, insolvency or similar laws affecting the rights of creditors generally.

Section 2.05 No Conflict, Default.  The execution, delivery and performance by the Mortgagor of the Transaction Documents will not violate or cause default under or permit acceleration of any material agreement to which the Mortgagor is a party or by which it or the Vessel is bound.  To the Mortgagor’s best knowledge, it is not in default (beyond any applicable grace period) in the performance of any material agreement, order, writ, injunction, decree or demand to which it is a party or by which it is bound.

Section 2.06 Litigation.  Except as otherwise disclosed to Collateral Agent, there is no litigation, arbitration or other proceeding in process or to the Mortgagor’s best knowledge pending or threatened against the Vessel or the Mortgagor except for (a) matters that are fully covered by insurance (subject to customary deductibles), and (b) matters arising after the date hereof that if decided adversely to the Mortgagor, reasonably could not be expected to have a materially adverse effect on the ability of the Mortgagor to fulfill its obligations under the Transaction Documents or on the condition, financial or otherwise, of the Mortgagor’s business, properties or assets.

Section 2.07 Second Mortgage Lien.  This Mortgage constitutes a valid mortgage and, upon proper recording hereof, will constitute a valid and perfected second priority mortgage lien, and security interest in the Vessel (subject only to the Permitted Maritime Liens and any mortgage filed pursuant to the provisions of the Intercreditor Agreement), and there are no defenses or offsets to the Mortgagor’s obligations pursuant to this Mortgage or the other Transaction Documents, including without limitation, the Mortgagor’s applicable obligations to pay and perform the Secured Obligations.

Section 2.08 Tax Liens; Bankruptcy.  There are no federal, state or local tax claims or liens assessed or filed against the Mortgagor or the Vessel for taxes which are due and payable, unsatisfied of record or docketed in any court of the state in which the Vessel is located or in any other court located in the United States, and no petition in bankruptcy has ever been filed by the Mortgagor, or, to the Mortgagor’s knowledge, against the Mortgagor, and the Mortgagor has never made any assignment for the benefit of creditors or taken advantage of any insolvency act or any act for the benefit of debtors.

Section 2.09 Damage.  The Vessel has not been damaged or destroyed by fire or other casualty.

Section 2.10 Documentation.  The Vessel is duly documented in the name of the Mortgagor under the laws and flag of the United States of America, with the National Vessel Documentation Center, entitled to engage in operations conducted by the Mortgagor, and the Mortgagor will, at its own expense, cause the Vessel to remain so documented.  The Mortgagor will cause this Mortgage immediately after its execution and delivery, to be filed for recordation with the National Vessel Documentation Center in accordance with the Ship Mortgage Act and will comply with and satisfy all of the provisions of the United States law and all other provisions and requirements of law from time to time in force so as to establish and maintain the Lien of this Mortgage, as at any time amended, supplemented or assigned, as a valid and enforceable preferred ship mortgage under the Ship Mortgage Act upon the Vessel and upon all additions, improvements and replacements hereafter made on or to the Vessel or any part thereof for the amount of the Secured Obligations.  The Mortgagor shall promptly pay and discharge all United States Coast Guard fees and expenses in connection with the recordation of this Mortgage and any supplement or amendment thereto.

ARTICLE III.

CASUALTY–CONDEMNATION

Section 3.01 Damage or Destruction.  During the period the indebtedness remains outstanding, in the event that the Vessel shall be damaged or destroyed in whole or in part, by fire or other casualty covered by insurance, the Mortgagor shall give prompt written notice thereof to Collateral Agent.

Section 3.02 Requisition.  In the event of the requisition (whether of title or use), condemnation, sequestration, seizure or forfeiture of the Vessel by any governmental or purported authority or by anyone else, the security of this Mortgage shall be deemed to attach to, and to the Mortgagor’s claim for, any compensation, purchase price, reimbursement or award therefor, and any payments in respect thereof shall be paid to the Collateral Agent and applied in accordance with the terms of the Indenture and Intercreditor Agreement.  The Mortgagor shall promptly execute and deliver to Collateral Agent such documents and do and perform such acts as may be reasonably necessary to cause the collection by the Collateral Agent of such compensation, purchase price, reimbursement or award.

ARTICLE IV.

DEFAULTS AND REMEDIES

Section 4.01 Events of Default.  The occurrence of an “Event of Default” as defined in Article VI of the Indenture shall constitute an Event of Default hereunder

Section 4.02 Remedies.  Upon the occurrence of an Event of Default, all or a portion of the Secured Obligations may, in accordance with the terms of the Indenture, be accelerated and become immediately due and payable upon notice to the Mortgagor.  The outstanding principal amount and the interest accrued thereon of the Secured Obligations shall be due and payable without presentment, demand or further notice of any kind, all of which are hereby expressly waived by the Mortgagor.  The Mortgagor will pay to Collateral Agent the entire Secured Obligations or portions thereof, as applicable, and to the extent permitted by law, the premiums and penalties, if any, provided in this Mortgage and each other Transaction Document, as applicable, and such payment shall be applied in accordance with Section 6.10 of the Indenture.

In the event of any Event of Default and subject to the Intercreditor Agreement, whether or not an acceleration shall occur, Collateral Agent shall have the right to proceed to protect and enforce its rights by one or more of the following remedies:

(a) COLLATERAL AGENT SHALL HAVE THE RIGHT TO BRING SUIT at law, in equity or in admiralty, either for damages, specific performance of any agreement contained in any Transaction Document, or for the foreclosure of this Mortgage, or for the enforcement of any other appropriate legal or equitable remedy.

(b) COLLATERAL AGENT SHALL HAVE THE RIGHT TO OBTAIN A RECEIVER for the Vessel and of the freight, hire, earnings, issues, revenues, income and profits (“Vessell Income”) due or to become due and arising from the operation thereof at any time after an Event of Default, whether or not an action for foreclosure has been commenced. Any court having jurisdiction shall at the request of Collateral Agent following an Event of Default appoint a receiver to take immediate possession of the Vessel and to charter or operate the same as he may deem best for the interest of all parties concerned, and such receiver shall be liable to account to the Mortgagor only for the net profits, after application of Vessel Income upon the costs and expenses of the receivership and upon the Secured Obligations.

(c) COLLATERAL AGENT SHALL HAVE THE RIGHT (BUT NOT THE OBLIGATION), AT ANY TIME, TO ADVANCE MONEY TO THE RECEIVER to pay any part or all of the items which the receiver should otherwise pay if cash were available from the Vessel and sums so advanced, with interest (“Additional Interest”) at the per annum rate applicable to the Notes (the “Applicable Rate”), shall be secured hereby, or if advanced during the period of redemption shall be a part of the sum required to be paid to redeem from the sale.

(d) COLLATERAL AGENT SHALL HAVE THE RIGHT TO COLLECT THE VESSEL INCOME and apply the same in the manner hereinbefore provided with respect to a receiver.  For that purpose, Collateral Agent may enter and take possession of the Vessel and manage and operate the same and take any action which, in Collateral Agent’s judgment, is necessary to collect the Vessel Income and to conserve the value of the Vessel.    The expense (including any receiver’s fees, attorneys’ fees, costs and agent’s compensation) incurred pursuant to the powers herein contained shall be secured by this Mortgage.  Collateral Agent shall not be liable to account to the Mortgagor for any action taken pursuant hereto other than to account for any Vessel Income actually received by Collateral Agent.  Enforcement hereof shall not cause Collateral Agent to be deemed a trustee in possession unless Collateral Agent elects in writing to be a trustee in possession.

(e) COLLATERAL AGENT SHALL HAVE THE RIGHT TO ENTER AND TAKE possession of the Vessel, at any time, wherever the same may be, without legal process (except to the extent required by applicable law), and, except to the extent caused by the Collateral Agent’s gross negligence or bad faith, without being responsible for loss or damage, and the Mortgagor or other person in possession forthwith upon demand of the Collateral Agent, shall surrender to the Collateral Agent possession of the Vessel, and the Collateral Agent may, without being responsible for loss or damage, except to the extent caused by the Collateral Agent’s gross negligence or bad faith, hold, lay up, lease, charter, operate or otherwise use the Vessel for such time and upon such terms as it may deem to be for its best advantage, and demand, collect and retain all hire, freights, earnings, issues, revenues, income, profits, return premiums, salvage awards or recoveries, recoveries in general average, and all other sums due or to become due in respect of the Vessel or in respect of any insurance thereon from any person whomsoever, accounting only for the net profits, if any, arising from such use of the Vessel and charging upon all receipts from the use of the Vessel or from the sale thereof by court proceedings or pursuant to subsection (4.03) next following, all costs, expenses, charges, damages or losses by reason of such use; and if at any time the Collateral Agent shall avail itself of the right herein given it to take the Vessel, the Collateral Agent shall have the right to dock the Vessel at any dock, pier or other premises of the Mortgagor without charge, or to dock her at any other place at the cost and expense of the Mortgagor.

(f) COLLATERAL AGENT SHALL HAVE THE RIGHT TO ENTER AND TAKE possession of the Vessel, upon reasonable notice, wherever the same may be, without legal process (except to the extent required by applicable law), and if it seems desirable to the Collateral Agent and without being responsible for loss or damage, except to the extent caused by the Collateral Agent’s gross negligence or bad faith, sell the Vessel, at any place and at such time as the Collateral Agent may specify and in such manner and such place (whether by public or private sale) as the Collateral Agent may deem advisable (without necessity of bringing the Vessel to the place designated for such sale), free from any claim by the Mortgagor in admiralty, in equity, at law or by statute, after first giving notice of the time and place of any public sale with a general description of the property in the following manner:

(1)           by publishing such notice for ten consecutive days in a daily newspaper of general circulation published in Morgan City, Louisiana;

(2)           if the place of sale should not be Morgan City, Louisiana, then also by publication of a similar notice in a daily newspaper, if any, published at the place of sale; and

(3)           by mailing a similar notice to the Mortgagor at its last known address on the day of first publication and notice of the time and place of any private sale by mailing such notice to the Mortgagor at its last known address.

(4)           The notice provisions contained in this Section are not exclusive, and to the extent that Collateral Agent elects to foreclose or enforce its interests in a court of admiralty, Collateral Agent will comply with the notice provisions required by any applicable federal statutes and procedural rules.

(g) COLLATERAL AGENT SHALL HAVE THE RIGHT TO FILE PROOF OF CLAIM and other documents as may be necessary or advisable in order to have its claims allowed in any receivership, insolvency, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceedings affecting the Mortgagor, its creditors or its property, for the entire amount due and payable by the Mortgagor under the Secured Obligations, this Mortgage and any other instrument securing the Secured Obligations, at the date of the institution of such proceedings, and for any additional amounts which may become due and payable by the Mortgagor after such date.

(h) COLLATERAL AGENT SHALL HAVE THE RIGHT TO EXERCISE ALL of the rights and remedies in foreclosure and otherwise given to Collateral Agents by the provisions of applicable law, including, but not limited to, the provisions of the Ship Mortgage Act and Louisiana Law (if applicable).

Each remedy herein specifically given shall be in addition to every other right now or hereafter given or existing at law or in equity, and each and every right may be exercised from time to time and as often and in such order as may be deemed expedient by Collateral Agent and the exercise or the beginning of the exercise of one right shall not be deemed a waiver of the right to exercise at the same time or thereafter any other right.  Collateral Agent shall have all rights and remedies available under the law in effect now and/or at the time such rights and remedies are sought to be enforced, whether or not they are available under the law in effect on the date hereof.

Section 4.03 Sale of Vessel; Credit Bid. Any sale of the Vessel made pursuant to terms of this Mortgage shall operate to divest all right, title and interest of any nature whatsoever of the Mortgagor therein and thereto and shall bar any claim from the Mortgagor, its successors and assigns, and all persons claiming by, through or under them.  No purchaser shall be bound to inquire whether notice has been given, or whether any default has occurred, or as to the property of the sale, or as to the application of the proceeds thereof.  In the case of any such sale, the Secured Parties shall be entitled to bid for the purchase of the Vessel and, for the purpose of making settlement or payment for the property purchased, to use and apply the Secured Obligations in order that there may be credited against the amount remaining due and unpaid thereon the sums payable out of the net proceeds of such sale with respect to the Secured Obligations after allowing for the costs and expense of sale and other charges and any superior mortgages or liens; and thereupon such purchaser shall be credited, on account of such purchase price, with the net proceeds that shall have been so credited with respect to the Secured Obligations.  At any such sale, the Secured Parties may bid for and purchase such property and upon compliance with the terms of sale may hold, retain and dispose of such property without further accountability therefor.

Section 4.04 Expenses of Exercising Rights, Powers and Remedies.  The reasonable expenses (including any receiver’s fees, attorneys’ fees, appraisers’ fees, environmental engineers’ and/or consultants’ fees, costs incurred for documentary and expert evidence, stenographers’ charges, publication costs, and costs (which may be estimated as to items to be expended after entry of the decree of foreclosure) of procuring all abstracts of title, as are reasonably necessary either to prosecute any foreclosure action or to evidence to bidders at any sale which may be had pursuant to any foreclosure decree the true condition of the title to or the value of the Vessel, and Collateral Agent’s compensation) incurred by Collateral Agent after the occurrence of any Event of Default under this Mortgage and/or in pursuing the rights, powers and remedies contained in this Mortgage shall be immediately due and payable by the Mortgagor, with interest thereon at the Applicable Rate, and shall be added to the indebtedness secured by this Mortgage.

Section 4.05 Restoration of Position.  In case Collateral Agent shall have proceeded to enforce any right under this Mortgage by foreclosure, sale, entry or otherwise, and such proceedings shall have been discontinued or abandoned for any reason or shall have been determined adversely, then, and in every such case, the Mortgagor and Collateral Agent shall be restored to their former positions and rights hereunder with respect to the Vessel subject to the lien hereof.

Section 4.06 Marshalling.  The Mortgagor, for itself and on behalf of all persons, parties and entities which may claim under the Mortgagor, hereby waives all requirements of law relating to the marshalling of assets, if any, which would be applicable in connection with the enforcement by Collateral Agent of its remedies for an Event of Default hereunder, absent this waiver.  Collateral Agent shall not be required to sell or realize upon any portion of the Vessel before selling or realizing  upon any other portion thereof.

Section 4.07 Waivers.  No waiver of any provision hereof shall be implied from the conduct of the parties.  Any such waiver must be in writing and must be signed by the party against which such waiver is sought to be enforced.  The waiver or release of any breach of the provisions set forth herein to be kept and performed shall not be a waiver or release of any preceding or subsequent breach of the same or any other provision.  No receipt of partial payment after acceleration of any of the Secured Obligations shall waive the acceleration.  No payment by the Mortgagor or receipt by Collateral Agent of a lesser amount than the full amount secured hereby shall be deemed to be other than on account of the sums due and payable hereunder, nor shall any endorsement or statement on any check or any letter accompanying any check or payment be deemed an accord and satisfaction, and Collateral Agent may accept any check or payment without prejudice to Collateral Agent’s right to recover the balance of such sums or to pursue any other remedy provided in this Mortgage.  The consent by Collateral Agent to any matter or event requiring such consent shall not constitute a waiver of the necessity for such consent to any subsequent matter or event.

Section 4.08 Collateral Agent’s Right to Cure Defaults.  If the Mortgagor shall fail to comply with any of the terms hereof with respect to the procuring of insurance, the payment of taxes, assessments and other charges, the keeping of the Vessel in repair, the payment and satisfaction of Liens and encumbrances against the Vessel, the payment of any other sum or deposit required under this Mortgage, or any other term herein contained, Collateral Agent may (but shall not be obligated to) make advances or take other actions to perform the same without releasing the Mortgagor from any Secured Obligations and may enter upon the Vessel for any such purpose and take all such action thereon as Collateral Agent or any of its duly appointed agents may deem necessary or appropriate therefor.  The Mortgagor agrees to repay upon demand all sums so advanced and all sums expended by Collateral Agent in connection with such performance, including, without limitation, reasonable attorneys’ fees, with Additional Interest at the Applicable Rate from the dates such advances are made, and all sums so advanced and/or expenses incurred, with Additional Interest at the Applicable Rate, shall be secured hereby as Secured Obligations, but no such advance and/or incurring of expense by Collateral Agent, shall be deemed to relieve the Mortgagor from any default hereunder, or to release the Mortgagor from any Secured Obligations.  Collateral Agent shall not be bound to inquire into the validity of any Lien which the Mortgagor fails to pay as and when required by this Mortgage and which the Mortgagor does not contest in strict accordance with the terms of this Mortgage and the other Transaction Documents.

Section 4.09 Suits and Proceedings.  Collateral Agent shall have the power and authority (but not the obligation), upon prior notice to the Mortgagor to institute and maintain any suits and proceedings as Collateral Agent may deem advisable to (i) prevent any impairment of the Vessel by any acts which may be unlawful or any violation of this Mortgage, (ii) preserve or protect its interest in the Vessel, or (iii) restrain the enforcement of or compliance with any legislation or other governmental enactment, rule or order that may be unconstitutional or otherwise invalid, the enforcement of or compliance with such enactment, rule or order might impair the security hereunder or be prejudicial to Collateral Agent’s interest.

Section 4.10 Application of Proceeds.  The proceeds from the foreclosure or sale hereunder shall be applied to the payment of the Secured Obligations in accordance with the Indenture and Intercreditor Agreement if such Secured Obligations have been deemed due and payable upon the Event of Default.  Any surplus of the proceeds shall be paid to the Mortgagor.

Section 4.11 Sale Proceeds.  The proceeds of any sale of the Vessel and the net earnings of any charter operation or other use of the Vessel by the Collateral Agent under any of the powers herein specified in this Article 4, as well as any and all other moneys received by the Collateral Agent pursuant to or under any of the provisions of this Mortgage, shall be held and applied by the Collateral Agent from time to time as set forth in the Indenture and Intercreditor Agreement, any other provision in this Mortgage to the contrary notwithstanding.

Section 4.12 Mortgagor’s License to Possession.  Unless and until one or more Events of Default shall occur and be continuing, the Mortgagor (a) shall be suffered and permitted to retain actual possession and use of the Vessel and (b) shall have the right, from time to time, in its discretion, and without application to the Collateral Agent, and without obtaining a release therefrom by the Collateral Agent, to dispose of, free from the Lien hereof, any boilers, engines, machinery, masts, spars, sails, rigging, boats, anchors, cables, chains, tackle, apparel, furniture, fittings, equipment or any other appurtenances of the Vessel that are no longer useful, necessary, profitable or advantageous in the operation of the Vessel, by first or simultaneously replacing the same by new boilers, engines, machinery, masts, spars, sails, rigging, boats, anchors, cables, chains, tackle, apparel, furniture, fittings, equipment or other appurtenances of not less than equal value, which shall forthwith become subject to the Lien of this Mortgage as a preferred ship mortgage thereon unless otherwise permitted by the Indenture.

Section 4.13 Notice.  The notice provisions contained in this Article 4 are not exclusive, and to the extent that the Collateral Agent elects to foreclose or enforce its interests in a court of admiralty, the Collateral Agent will comply with the notice provisions required by any applicable federal statutes and procedural rules.

ARTICLE V.

MISCELLANEOUS

Section 5.01 Binding Effect; Survival; Number; Gender.  This Mortgage shall be binding on the Mortgagor and its successors and assigns and inure to the benefit of Collateral Agent and its successors and assigns.  All representations and warranties contained herein or otherwise heretofore made by the Mortgagor to Collateral Agent shall survive the execution, delivery and foreclosure hereof.  The singular of all terms used herein shall include the plural, the plural shall include the singular, and the use of any gender herein shall include all other genders, where the context so requires or permits.

Section 5.02 Severability.  The unenforceability or invalidity of any provision of this Mortgage as to any persons or circumstances shall not render that provision unenforceable or invalid as to any other persons or circumstances and shall not affect the enforceability of the remaining provisions hereof.

Section 5.03 Mortgage Amount. The total amount of the direct and contingent obligations secured by this Mortgage is US$ 240,000,000 (together with interest, Premium, if any, Liquidated Damages, if any, expenses and fees).  The discharge amount of this Mortgage is the same as the total amount described above, and there is no separate discharge amount.  Notwithstanding the foregoing or any other statement contained herein regarding the maturity of this Mortgage, this Mortgage shall remain in full force and effect until the full and final payment in cash of the Secured Obligations.

Section 5.04 Notices.   All notices and demands required or permitted to be given to or made upon any party hereto under any Transaction Document shall be in writing and shall be personally delivered or sent by certified mail, postage prepaid, return receipt requested or by a nationally recognized courier, or by telecopier, and shall be deemed to be given for purposes of this Mortgage on the day that such writing is delivered or sent to the intended recipient thereof in accordance with the provisions of this Section.  Notices shall be given to or made upon the respective parties hereto at their respective addresses set forth below:

If to the Mortgagor:

Diamond Jo Worth, LLC
c/o Peninsula Gaming Partners, LLC
400 E. Third Street, P.O. Box 1750
Dubuque, Iowa 52004
Attn:  Natalie Schramm
Fax No.  (563) 690-2190

If to Collateral Agent:

U.S. Bank National Association
60 Livingston Avenue
St. Paul, MN 55107-2292
Attention:  Corporate Trust Department
Telecopier No.:  (651) 495-8097

Either party may change the address for notices by a notice given not less than five (5) business days prior to the effective date of the change.

Section 5.05 Survival of Warranties, Etc.  All agreements, representations and warranties made herein shall survive the execution and delivery of this Mortgage.

Section 5.06 Applicable Law.  The Mortgagor and Collateral Agent agree that the rights and obligations under this Mortgage regarding the creation, perfection and enforcement of the liens and security interests herein granted shall be governed by the Ship Mortgage Act, and where the Ship Mortgage Act is silent, by the general maritime law of the United States.    In the event that any provisions or clause of this Mortgage conflict with applicable laws, such conflict shall not affect other provisions of this Mortgage which can be given effect without the conflicting provision, and to this end the provisions of this Mortgage are declared to be severable.

Section 5.07 Waiver of Jury Trial.  EACH OF MORTGAGOR AND COLLATERAL AGENT, BY ITS ACCEPTANCE OF THIS MORTGAGE, IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS MORTGAGE AND ANY OF THE OTHER SECURITY DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

Section 5.08 Effect.  This Mortgage is in addition to and not in substitution for any other guaranties, covenants, obligations or other rights now or hereafter held by Collateral Agent from any other person or entity in connection with the Secured Obligations.

Section 5.09 Assignability.  Collateral Agent shall have the right to assign this Mortgage, in whole or in part or sell participation interests herein, to any person obtaining an interest in the Secured Obligations.

Section 5.10 Headings.  Headings of the Sections of this Mortgage are inserted for convenience only and shall not be deemed to constitute a part hereof.

Section 5.11 Discharge of Lien.  In accordance with the Indenture and upon the observance and performance of each and every covenant and condition set forth herein and in the Indenture, then and in that case all property, rights and interest hereby conveyed or assigned or pledged shall revert to the Mortgagor, and the estate, right, title and interest of Collateral Agent therein shall thereupon cease, terminate and become void; and this Mortgage, and the covenants of the Mortgagor contained herein, shall be discharged and Collateral Agent in such case on demand of the Mortgagor and at the Mortgagor’s cost and expense, shall execute and deliver to the Mortgagor a proper instrument or proper instruments acknowledging the satisfaction and termination of this Mortgage, and shall convey, assign and transfer or cause to be conveyed, assigned or transferred, and shall deliver or cause to be delivered, to the Mortgagor, all property, including money, then held by Collateral Agent hereunder.

Section 5.12 Conflicts with Indenture.  In the event of a conflict between the provisions of the Indenture and the provisions of this Mortgage, this Mortgage shall govern in all matters relating to the validity and enforceability of the Lien created hereby on the Vessel (except as expressly set forth to the contrary herein or in the Indenture); the Indenture shall govern in all other respects.

Section 5.13 Mortgage Absolute.  The obligations of the Mortgagor under this Mortgage are independent of the obligations of Mortgagor under the other Transaction Documents, and a separate action or actions may be brought and prosecuted against Mortgagor to enforce this Mortgage, irrespective of whether any action is brought against Mortgagor under such other Transaction Documents.  All rights of Collateral Agent and the mortgage, assignment and security interest hereunder, and all obligations of Mortgagor hereunder, shall be absolute and unconditional, irrespective of:

(a) any lack of validity or enforceability of any other Transaction Document or any other agreement or instrument relating thereto;

(b) any change in the time, manner or place of payment of, or in any other term of, all or any of the obligations of Mortgagor under the other Transaction Documents or any other amendment or waiver of or any consent to any departure from the other Transaction Documents, including, without limitation, any increase in such obligations resulting from the extension of additional credit to the Mortgagor or otherwise;

(c) any taking, exchange, release or non-perfection of any other collateral, or any taking, release or amendment or waiver of or consent to departure from any guaranty, for all or any other of the obligations of the Mortgagor under the other Transaction Documents;

(d) any manner of application of collateral, or proceeds thereof, to all or any of the obligations of Mortgagor under the other Transaction Documents, or any manner of sale or other disposition of any collateral for all or any of such obligations or any other assets of the Mortgagor;

(e) any change, restructuring or termination of the corporate restructure or existence of the Mortgagor; or

(f) any other circumstance that might otherwise constitute a defense available to, or a discharge of, the Mortgagor or a third party the Mortgagor of a security interest or mortgage.

Anything herein to the contrary notwithstanding, it is intended that nothing herein shall waive the preferred status of this Mortgage and that, if any provision or portion of this Mortgage shall be construed to waive its preferred status, then such provision or portion to such extent shall be void and of no effect without affecting the remaining provisions, which shall remain in full force and effect.

Section 5.14 Interaction with Indenture.  All terms, covenants, conditions, provisions and requirements of the Indenture are incorporated by reference in this Mortgage.  Notwithstanding any other provision of this Mortgage, the terms and provisions of this Mortgage shall be subject and subordinate to the terms of the Indenture.  To the extent that the Indenture provides the Mortgagor with a particular cure or notice period, or establishes any limitations or conditions on Collateral Agent’s actions with regard to a particular set of facts, the Mortgagor shall be entitled to the same cure periods and notice periods, and Collateral Agent shall be subject to the same limitations and conditions, under this Mortgage, as under the Indenture, in place of the cure periods, notice periods, limitations and conditions provided for under this Mortgage; provided, however, that such cure periods, notice periods, limitations and conditions shall not be cumulative as between the Indenture and this Mortgage.  In the event of any conflict or inconsistency between the provisions of this Mortgage and those of the Indenture, including, without limitation, any conflicts or inconsistencies in any definitions herein or therein, the provisions or definitions of the Indenture shall govern.

Section 5.15 Indemnity.  The Mortgagor hereby agrees to indemnify, defend and hold Collateral Agent (and its directors, officers, agents and employees) harmless from and against any and all loss, liability, damage, claim, judgment or expense (including reasonable attorneys’ fees and expenses, bond expenses, printing and automated document preparation and retention expenses and other ordinary litigation expenses) incurred by it (or such director, officer, agent or employee) in connection with the acceptance or administration of Collateral Agent’s duties under this Mortgage, any action or proceeding to foreclose this Mortgage or in or to which Collateral Agent may be made a party due to the existence of this Mortgage or the other Transaction Documents or to which action or proceeding Collateral Agent may become a party for the purpose of protecting the lien of this Mortgage.  All sums paid by Collateral Agent to prosecute or defend the rights herein set forth shall be deemed a part of the Secured Obligations and shall be paid by the Mortgagor to Collateral Agent within ten (10) days after written demand, and if not paid within that period, shall accrue interest from and including the date of disbursement or advance by Collateral Agent to and including the date of payment by the Mortgagor at the Applicable Rate.

Section 5.16 Collateral Agent as Agent.  Section 10 of the Security Agreement is incorporated by reference herein as if originally appearing herein, mutatis mutandis.

Section 5.17 Non-Foreign Disposition.  Notwithstanding any other provision herein to the contrary, no sale, charter, transfer or other disposition of the Vessel or any interest therein may be made to any entity not a citizen of the United States within the meaning of Section 2 of the Shipping Act of 1916, as amended, without the approval of the Secretary of Transportation of the United States.

IN WITNESS WHEREOF, the Mortgagor has executed this Mortgage as of the date first written above.

BELLE OF ORLEANS, L.L.C., a Louisiana limited liability company

By:	/s/Natalie Schramm
Name: Natalie Schramm
Title: Chief Financial Officer

Witness:	/s/Dustin Manternach
Printed Name: Dustin Manternach
Witness:	/s/Nicole R. Johnson
Printed Name: Nicole R. Johnson

/s/Karen M. Beetem
NOTARY PUBLIC
Printed Name: Karen M. Beetem
Notary's number (if any): 130029
My Commission Expires: 10/20/10	Affix notary's seal:

Attach prothonotarial certificate